     As filed with the Securities and Exchange Commission on June 11, 2009

                                                     Registration No. 333-157604

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

   [ ] Pre-Effective Amendment No. ______   [X] Post-Effective Amendment No. 1

                        (Check appropriate box or boxes)

                                   ----------

                       FIRST AMERICAN STRATEGY FUNDS, INC.
               (Exact Name of Registrant as Specified in Charter)

                                800 NICOLLET MALL
                          MINNEAPOLIS, MINNESOTA 55402
                    (Address of Principal Executive Offices)

                                 (612) 303-7557
                  (Registrant's Area Code and Telephone Number)

                               MICHAEL W. KREMENAK
                               FAF ADVISORS, INC.
                          800 NICOLLET MALL, BC-MN-H04N
                          MINNEAPOLIS, MINNESOTA 55402
                     (Name and Address of Agent for Service)

                                    Copy to:

                                  JAMES D. ALT
                              DORSEY & WHITNEY LLP
                        50 SOUTH SIXTH STREET, SUITE 1500
                          MINNEAPOLIS, MINNESOTA 55402

================================================================================

                                EXPLANATORY NOTE

     This amendment files the tax opinion of Dorsey & Whitney LLP, tax counsel for the Registrant, as Exhibit 12.

                                     PART A

     The Proxy Statement/Prospectus in the form filed on March 31, 2009 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, is incorporated herein by reference.

                                     PART B

     The Statement of Additional Information in the form filed on March 31, 2009 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, is incorporated herein by reference.

                                     PART C

                                OTHER INFORMATION

ITEM 15. INDEMNIFICATION.

     Incorporated by reference to the Registrant's Registration Statement on Form N-14, File No. 333-157604, filed February 27, 2009.

ITEM 16. EXHIBITS.

(1)(a) Articles of Incorporation, as executed on June 19, 1996 (Incorporated by reference to Exhibit (1) to initial filing, filed on July 2, 1996 (File Nos. 333-07463 and 811-07687)).

(1)(b) Certificate of Designation designating new series and new share classes (Incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 9, filed on June 27, 2001 (File Nos. 333-07463 and 811-07687)).

(1)(c) Articles of Amendment to Articles of Incorporation relating to sale of Global Growth Allocation Fund to Aggressive Allocation Fund dated May 14, 2002 (Incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 21, filed on January 31, 2005 (File Nos. 333-07463 and 811-07687)).

(2) Bylaws of Registrant, as amended (Incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 28, filed on December 10, 2008 (File Nos. 333-07463 and 811-07687)).

(3) Not applicable.

(4) Agreement and Plan of Reorganization - constitutes Appendix A to Part A hereof.

(5) Not applicable.

(6)(a) Investment Advisory Agreement between the Registrant and First Bank National Association dated October 1, 1996 (Incorporated by reference to Exhibit
(d)(1) to Post-Effective Amendment No. 20, filed on December 2, 2004 (File Nos. 333-07463, 811-07687)).

(6)(b) Exhibit A to Investment Advisory Agreement effective December 10, 2008 (Incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 28, filed on December 10, 2008 (File Nos. 333-07463 and 811-07687)).

(6)(c) Assignment and Assumption Agreement dated May 2, 2001, assigning Investment Advisory Agreement to U.S. Bancorp Piper Jaffray Asset Management, Inc. (Incorporated by reference to Exhibit (d)(3) to Post-Effective Amendment No. 20, filed on December 2, 2004 (File Nos. 333-07463, 811-07687)).

(6)(d) Amendment to Investment Advisory Agreement, dated as of June 21, 2005, permitting Registrant to purchase securities from Piper Jaffray & Co. (Incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 22, filed on December 27, 2005 (File Nos. 333-07463 and 811-07687)).

(6)(e) Expense Limitation Agreement dated December 10, 2008 (Incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 28, filed on December 10, 2008 (File Nos. 333-07463 and 811-07687)).

(7)(a) Distribution Agreement between Registrant and Quasar Distributors, LLC, effective July 1, 2007 (Incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 27, filed on December 20, 2007 (File Nos. 333-07463 and 811-07687)).

(7)(b) Form of Dealer Agreement (Incorporated by reference to Exhibit (e)(2) to Post-Effective Amendment No. 28, filed on December 10, 2008 (File Nos. 333-07463 and 811-07687)).

(8)(a) Deferred Compensation Plan for Directors Trust Agreement dated January 1, 2000, as amended December 2007 (Incorporated by reference to Exhibit (f)(1) to Post-Effective Amendment No. 28, filed on December 10, 2008 (File Nos. 333-07463 and 811-07687)).

(8)(b) Deferred Compensation Plan for Directors Trust Agreement, Amended Summary of Terms as amended December 2007 (Incorporated by reference to Exhibit (f)(2) to Post-Effective Amendment No. 28, filed on December 10, 2008 (File Nos. 333-07463 and 811-07687)).

(9)(a) Custodian Agreement between the Registrant and First Trust National Association dated October 1, 1996 (Incorporated by reference to Exhibit (g)(1) to Post-Effective Amendment No. 20, filed on December 2, 2004 (File Nos. 333-07463, 811-07687)).

(9)(b) Assignment of Custodian Agreement and Security Lending Agency Agreement to U.S. Bank National Association, dated May 1, 1998 (Incorporated by reference to Exhibit (g)(2) to Post-Effective Amendment No. 4, filed on December 2, 1998 (File Nos. 333-07463, 811-07687)).

(9)(c) Supplement to Custodian Agreement between Registrant and U.S. Bank National Association dated December 8, 1999 (Incorporated by reference to Exhibit (g)(3) to Post-Effective Amendment No. 20, filed on December 2, 2004 (File Nos. 333-07463, 811-07687)).

(9)(d) Amendment and Restatement of Compensation Agreement and Amendment to Custodian Agreement, dated as of July 1, 2005, between Registrant and U.S. Bank National Association relating to compensation paid to custodian and transfer taxes and other disbursements (Incorporated by reference to Exhibit (g)(4) to Post-Effective Amendment No. 22, filed on December 27, 2005 (File Nos. 333-07463 and 811-07687)).

(10)(a) Amended and Restated Distribution and Service Plan effective September 19, 2006 for Class A, Class B, Class C, and Class R shares (Incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 27, filed on December 20, 2007 (File Nos. 333-07463 and 811-07687)).

(10)(b) Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 effective December 10, 2008 (Incorporated by reference to Exhibit(n) to Post-Effective Amendment No. 28, filed on December 10, 2008 (File Nos. 333-07463 and 811-07687)).

(11) Opinion and Consent of Dorsey & Whitney LLP as to the legality of the securities being registered. (Incorporated by reference to Exhibit (11) to the Registration Statement on Form N-14, filed on February 27, 2009 (File No. 333-157604)).

(12) Tax opinion and consent of Dorsey & Whitney LLP.*

(13)(a) Administration Agreement, dated as of July 1, 2006, by and between Registrant and FAF Advisors, Inc. (Incorporated by reference to Exhibit (h)(1) to Post-Effective Amendment No. 25, filed October 20, 2006 (File Nos. 333-07463 and 811-07687)).

(13)(b) Schedule A to Administration Agreement, effective October 1, 2006 (Incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 26, filed December 20, 2006 (File Nos. 333-07463 and 811-07687)).

(13)(c) Sub-Administration Agreement, effective as of July 1, 2005, by and between FAF Advisors, Inc. (formerly known as U.S. Bancorp Asset Management, Inc.) and U.S. Bancorp Fund Services, LLC

(Incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 22, filed on December 27, 2005 (File Nos. 333-07463 and 811-07687)).

(13)(d) Transfer Agent and Shareholder Servicing Agreement, dated as of September 19, 2006, by and among Registrant, U.S. Bancorp Fund Services, LLC, and FAF Advisors, Inc. (Incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 27, filed on December 20, 2007 (File Nos. 333-07463 and 811-07687)).

(13)(e) Fee Schedule to Transfer Agent and Shareholder Servicing Agreement, effective April 1, 2007 (Incorporated by reference to Exhibit(h)(5) to Post-Effective Amendment No. 28, filed on December 10, 2008 (File Nos. 333-07463 and 811-07687)).

(14) Consent of Ernst & Young LLP. (Incorporated by reference to Exhibit (14) to the Registration Statement on Form N-14, filed on February 27, 2009 (File No. 333-157604)).

(15) Not applicable.

(16) Power of Attorney dated February 19, 2009. (Incorporated by reference to Exhibit (16) to the Registration Statement on Form N-14, filed on February 27, 2009 (File No. 333-157604)).

(17)(a) Form of Proxy for Special Meeting of Shareholders of Income Builder Fund to be held on May 19, 2009. (Incorporated by reference to Exhibit (17)(a) to the Registration Statement on Form N-14, filed on February 27, 2009 (File No. 333-157604)).

(17)(b) First American Asset Allocation Funds prospectus, dated December 10, 2008, is incorporated by reference to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A as filed December 10, 2008 (Accession No. 0000950137-08-014331).

(17)(c) First American Income Builder Fund prospectus, dated December 10, 2008, is incorporated by reference to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A as filed February 29, 2008 (Accession No. 0000950137-08-014331).

(17)(d) First American Strategy Funds, Inc. Statement of Additional Information, dated December 10, 2008, is incorporated by reference to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A as filed December 10, 2008 (Accession No. 0000950137-08-014331).

(17)(e) First American Asset Allocation Funds 2008 Annual Report, dated August 31, 2008, is incorporated by reference to Form N-CSR as filed November 10, 2008 (Accession No. 0000950137-08-013585).

(17)(f) First American Income Builder Fund 2008 Annual Report, dated August 31, 2008, is incorporated by reference to Form N-CSR as filed November 10, 2008 (Accession No. 0000950137-08-013585).

----------
*    Filed herewith.

ITEM 17. UNDERTAKINGS.

     (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the 1933 Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering of them.

                                   SIGNATURES

     As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Minneapolis, and the State of Minnesota on the 11th day of June, 2009.

                                        FIRST AMERICAN STRATEGY FUNDS, INC.


                                        By: /s/ Thomas S. Schreier, Jr.
                                            ------------------------------------
                                        Name: Thomas S. Schreier, Jr.
                                        Title: President

     As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                           Title
----------                              -------------------------------


/s/ Thomas S. Schreier, Jr.             President                         June 11, 2009
-------------------------------------
Thomas S. Schreier, Jr.


/s/ Charles D. Gariboldi, Jr.           Treasurer (principal financial/   June 11, 2009
-------------------------------------   accounting officer)
Charles D. Gariboldi, Jr.


/s/ * Virginia L. Stringer              Chair of the Board and Director   June 11, 2009
-------------------------------------
Virginia L. Stringer


/s/ * Benjamin R. Field III             Director                          June 11, 2009
-------------------------------------
Benjamin R. Field III


/s/ * Roger A. Gibson                   Director                          June 11, 2009
-------------------------------------
Roger A. Gibson


/s / * Victoria J. Herget               Director                          June 11, 2009
-------------------------------------
Victoria J. Herget


/s/ * John P. Kayser                    Director                          June 11, 2009
-------------------------------------
John P. Kayser


/s/ * Leonard W. Kedrowski              Director                          June 11, 2009
-------------------------------------
Leonard W. Kedrowski



/s/ * Richard K. Riederer               Director                          June 11, 2009
-------------------------------------
Richard K. Riederer


/s/ * Joseph D. Strauss                 Director                          June 11, 2009
-------------------------------------
Joseph D. Strauss


/s/ * James M. Wade                     Director                          June 11, 2009
-------------------------------------
James M. Wade


*By /s/ Michael W. Kremenak
    ---------------------------------                                     June 11, 2009
    Michael W. Kremenak
    Attorney-in-Fact

*    Pursuant to power of attorney previously filed.

                                  EXHIBIT INDEX

Exhibit Number   Name of Exhibit
--------------   ------------------------------------------------------------
(12)             Tax Opinion and Consent of Dorsey & Whitney LLP